Exhibit 23.1c

Consent of Independent Registered Public Accounting Firm

The Board of Directors

AI Document Services, Inc:

We hereby consent to the use in this Registration Statement on Form SB-2/Pre-Effective Amendment No. 3 of our report dated June 6, 2007, relating to the balance sheet of AI Document Services, Inc as of December 31, 2006, and the related statements of operations and segment equity, and cash flows for the years ended December 31, 2006 and 2005, which report appears in such Registration Statement. We also consent to the reference to our firm under the heading "Experts" in such Registration Statement.

/s/ Li & Company, PC

     Li & Company, PC

Skillman, New Jersey

January 18, 2008